As filed with the Securities and Exchange Commission on June 10, 2003

                                                Registration Statement No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                        ANNALY MORTGAGE MANAGEMENT, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Maryland                                             22-3479661
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                              Identification No.)

                     1211 Avenue of the Americas, Suite 2902
                            New York, New York 10036
                                 (212) 696-0100
   (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                                 --------------

                              Michael A.J. Farrell
          Chairman of the Board, Chief Executive Officer and President
                        Annaly Mortgage Management, Inc.
                     1211 Avenue of the Americas, Suite 2902
                            New York, New York 10036
                                 (212) 696-0100
 (Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                 --------------

                                   Copies to:
                             R. Nicholas Singh, Esq.
                                McKee Nelson LLP
                               1919 M Street, N.W.
                                    Suite 800
                             Washington, D.C. 20036
                                 (202) 775-1880

           Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as the Registrant shall determine.
           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed Maximum Aggregate Price(1)  Amount of Registration Fee(2)
            Title of Each Class of Securities to be Registered
Common Stock (3)...................................................
Preferred Stock (4)................................................

Total..............................................................            $749,999,830                   $60,674.99
                                                                                                (footnotes continued on next page)


(footnotes continued from previous page)

(1) In no event will the maximum aggregate offering price of all securities issued pursuant to this registration statement exceed $749,999,830.

(2)  Calculated pursuant to Rule 457(o) under the Securities Act.

(3) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time, by the registrant. There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion of the shares of preferred stock registered hereby.

(4) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by the registrant.

(5) The prospectus forming a part of this registration statement, as such prospectus may be amended or supplemented from time to time (the "Prospectus"), shall be deemed to relate to the $749,999,830 of securities being registered pursuant to this registration statement and, pursuant to Rule 429 under the Securities Act, to $170 of common stock and preferred stock registered and issuable by the registrant pursuant to the Registration Statement on Form S-3, Registration No. 333-74618 (the "Prior Shelf Registration Statement"). The amount of filing fees associated with such securities registered pursuant the Prior Shelf Registration Statement (calculated at the fee in effect at the time of filing of the Prior Shelf Registration Statement) is less than $1.

Pursuant to Rule 429 of the Securities Act of 1933, the prospectus constituting a part of this Registration Statement is a combined prospectus and relates to the securities of Annaly Mortgage Management, Inc. registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-74618).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus Subject to Completion Dated June 10, 2003


PROSPECTUS


                                  $750,000,000


                        Annaly Mortgage Management, Inc.

                        Common Stock and Preferred Stock


           By this prospectus, we may offer, from time to time, shares of our:

-    common stock;

-    preferred stock; or

-    any combination of the foregoing.

           We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

           This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

           The New York Stock Exchange lists our common stock under the symbol "NLY."

           To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

           Consider carefully the risk factors beginning on page 4 of this prospectus.

           We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is June , 2003

                                TABLE OF CONTENTS


                                                                                                   Page

ABOUT THIS PROSPECTUS...............................................................................1

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT...................1

ABOUT ANNALY MORTGAGE MANAGEMENT, INC...............................................................1

RISK FACTORS........................................................................................4

USE OF PROCEEDS....................................................................................12

RATIO OF EARNINGS TO FIXED CHARGES.................................................................13

DESCRIPTION OF STOCK...............................................................................13

FEDERAL INCOME TAX CONSIDERATIONS..................................................................21

PLAN OF DISTRIBUTION...............................................................................31

EXPERTS............................................................................................33

LEGAL MATTERS......................................................................................33

WHERE YOU CAN FIND MORE INFORMATION................................................................33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................................33

                              ABOUT THIS PROSPECTUS

           This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) using a "shelf" registration process. Under this process, we may offer and sell any combination of common stock and preferred stock in one or more offerings for total proceeds of up to $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR CAUTIONARY STATEMENT

           This prospectus and the documents incorporated by reference herein contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

           Important factors that may impact our actual results include changes in interest rates, changes in the yield curve, changes in prepayment rates, the supply of mortgage-backed securities, our ability to obtain financing, the terms of any financing and the other factors described in this prospectus under the heading "Risk Factors."

                     ABOUT ANNALY MORTGAGE MANAGEMENT, INC.

General

           We own, manage, and finance a portfolio of investment securities, including mortgage pass-through certificates, collateralized mortgage obligations (or CMOs), agency callable debentures, and other securities representing interests in or obligations backed by pools of mortgage loans. Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our investment securities and the cost of borrowings to finance our acquisition of investment securities. We have elected and believe that we are organized and have operated in a manner that enables us to be taxed as a real estate investment trust (or
REIT) under the Internal Revenue Code of 1986, as amended (or the Code). If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Therefore, substantially all of our assets consist of qualified REIT real estate assets (of the type described in Section 856(c)(5)(B) of the Code). We are a Maryland corporation that commenced operations on February 18, 1997. We are self-advised and self-managed.

           We have financed our purchases of investment securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates.

Assets

           On March 31, 2003, all of the investment securities we owned were "agency certificates." Agency certificates are investment securities where a government agency or federally chartered corporation, such as Federal Home Loan Mortgage Corporation (or FHLMC), Federal National Mortgage Association (or
FNMA), Government National Mortgage Association (or GNMA), or Federal Home Loan Bank (or FHLB), guarantees payments of principal or interest on the certificates. Although not rated, these agency certificates carry an implied "AAA" rating.

- Freddie Mac is a common abbreviation that refers to the FHLMC, a privately-owned, government-sponsored enterprise created pursuant to an act of Congress.

- Fannie Mae is a common abbreviation that refers to the FNMA, a privately-owned, federally-chartered corporation organized under an act of Congress.

- Ginnie Mae is a common abbreviation that refers to the GNMA, a wholly-owned instrumentality of the United States within the Department of Housing and Urban Development.

           Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

- 75% of our investments must have a "AA" or higher rating by Standard & Poor's Corporation (or S&P), an equivalent rating by another nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

- the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by another nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings. Securities with ratings of "BBB" or higher are commonly referred to as "investment grade" securities; and

- we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

           We acquire both adjustable-rate and fixed-rate securities. Adjustable-rate investment securities have interest rates that adjust periodically based upon changes in an objective index of short-term interest rates, such as London Interbank Offered Rate (or LIBOR) or a U.S. Treasury index. On March 31, 2003, approximately 65% of our investment securities were adjustable-rate securities and approximately 35% were fixed-rate securities.

Borrowings

           We borrow money primarily through repurchase agreements using our investment securities as collateral. We generally expect to maintain a ratio of debt-to-equity of between 8:1 to 12:1, although the ratio may vary from time to time depending upon market conditions and other factors our management deems relevant. At March 31, 2003, our debt-to-equity ratio was 9.5:1.

           We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate investment securities. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our investment securities. In addition, our fixed-rate mortgage-backed securities do not provide for any periodic rate adjustments. Accordingly, we could experience net losses or a decrease in net profits in a period of rising interest rates.

Stock Listing

           Our common stock is traded on the New York Stock Exchange under the symbol "NLY."

Principal Executive Offices and Telephone Number

           Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036. Our telephone number is (212) 696-0100.

                                  RISK FACTORS

           An investment in our stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition, and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline significantly and you may lose all or part of your investment.

An increase in the interest payments on our borrowings relative to the interest we earn on our investment securities may adversely affect our profitability

           We earn money based upon the spread between the interest payments we earn on our investment securities and the interest payments we must make on our borrowings. If the interest payments on our borrowings increase relative to the interest we earn on our investment securities, our profitability may be adversely affected.

           The interest payments on our borrowings may increase relative to the interest we earn on our adjustable-rate investment securities for various reasons discussed in this section.

- Differences in timing of interest rate adjustments on our investment securities and our borrowings may adversely affect our profitability

           We rely primarily on short-term borrowings to acquire investment securities with long-term maturities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

           Most of the investment securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as:

- LIBOR. The interest rate that banks in London offer for deposits in London of U.S. dollars.

- Treasury Index. A monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board.

- CD Rate. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

           These indices generally reflect short-term interest rates. On March 31, 2003, approximately 65% of our investment securities were adjustable-rate securities.

           The interest rates on our borrowings similarly vary with changes in an objective index. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate investment securities. For example, on March 31, 2003, our adjustable-rate investment securities had a weighted average term to next rate adjustment of 13 months, while our borrowings had a weighted average term to next rate adjustment of 111 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate investment securities.

- Interest rate caps on our investment securities may adversely affect our profitability

           Our adjustable-rate investment securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a investment security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings could increase without limitation while the interest rates on our adjustable-rate investment securities would be limited by caps.

- Because we acquire fixed-rate securities, an increase in interest rates may adversely affect our profitability

           While the majority of our investments consist of adjustable-rate investment securities, we also invest in fixed-rate mortgage-backed securities. In a period of rising interest rates, our interest payments could increase while the interest we earn on our fixed-rate mortgage-backed securities would not change. This would adversely affect our profitability. On March 31, 2003, approximately 35% of our investment securities were fixed-rate securities.

An increase in prepayment rates may adversely affect our profitability

           The mortgage-backed securities we acquire are backed by pools of mortgage loans. We receive payments, generally, from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. These faster than expected prepayments may adversely affect our profitability.

           We often purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we must pay a premium over the market value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we must expense the premium that was prepaid at the time of the prepayment. This adversely affects our profitability. On March 31, 2003, approximately 96% of the mortgage-backed securities we owned were acquired at a premium.

           Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

           We may seek to reduce prepayment risk by acquiring mortgage-backed securities at a discount. If a discounted security is prepaid in whole or in part prior to its maturity date, we will earn income equal to the amount of the remaining discount. This will improve our profitability if the discounted securities are prepaid faster than expected. On March 31, 2003, approximately 4% of the mortgage-backed securities we owned were acquired at a discount.

           We can also acquire mortgage-backed securities that are less affected by prepayments. For example, we can acquire CMOs, a type of mortgage-backed security. CMOs divide a pool of mortgage loans into multiple tranches that allow for shifting of prepayment risks from slower-paying tranches to faster-paying tranches. This is in contrast to pass-through or pay-through mortgage-backed securities, where all investors share equally in all payments, including all prepayments. As discussed below, the Investment Company Act of 1940 (or the Investment Company Act) imposes restrictions on our purchase of CMOs. On March 31, 2003, approximately 27% of our mortgage-backed securities were CMOs and approximately 73% of our mortgage-backed securities were pass-through or pay-through securities.

           While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

An increase in interest rates may adversely affect our book value

           Increases in interest rates may negatively affect the market value of our investment securities. Our fixed-rate securities, generally, are more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our investment securities.

Our strategy involves significant leverage

           We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although our ratio may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our investment securities. By incurring this leverage, we can enhance our returns. Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.

-    Our leverage may cause substantial losses

           Because of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

-    short-term interest rates increase;

-    the market value of our investment securities decreases;

-    interest rate volatility increases; or

-    the availability of financing in the market decreases.

- Our leverage may cause margin calls and defaults and force us to sell assets under adverse market conditions

           Because of our leverage, a decline in the value of our investment securities may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. Our fixed-rate mortgage-backed securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities.

           If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our investment securities under adverse market conditions. Additionally, in the event of our bankruptcy, our borrowings, which are generally made under repurchase agreements, may qualify for special treatment under the Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under these agreements without delay.

-    Liquidation of collateral may jeopardize our REIT status

           To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investment securities, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements and the consequences of our failure to continue to qualify as a REIT, please see the "Federal Income Tax Considerations" section of this prospectus.

-    We may exceed our target leverage ratios

           We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1. However, we are not required to stay within this leverage ratio. If we exceed this ratio, the adverse impact on our financial condition and results of operations from the types of risks described in this section would likely be more severe.

-    We may not be able to achieve our optimal leverage

           We use leverage as a strategy to increase the return to our investors. However, we may not be able to achieve our desired leverage for any of the following reasons:

-    we determine that the leverage would expose us to excessive risk;

-    our lenders do not make funding available to us at acceptable rates; or

- our lenders require that we provide additional collateral to cover our borrowings.

- We may incur increased borrowing costs which would adversely affect our profitability

           Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, it would adversely affect our profitability.

           Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

-    the movement of interest rates;

-    the availability of financing in the market; or

-    the value and liquidity of our investment securities.

If we are unable to renew our borrowings at favorable rates, our profitability may be adversely affected

           Since we rely primarily on short-term borrowings, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we would have to sell our assets under possibly adverse market conditions.

We have not used derivatives to mitigate our interest rate and prepayment risks

           Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our interest rate and prepayment risks described above. However, we have determined in the past that the cost of these transactions outweighs the benefits. In addition, we will not enter into derivative transactions if we believe they will jeopardize our status as a REIT. If we decide to enter into derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot insulate us from these risks.

Our investment strategy may involve credit risk

           We may incur losses if there are payment defaults under our investment securities.

           To date, all of our mortgage-backed securities have been agency certificates which, although not rated, carry an implied "AAA" rating. Agency certificates are investment securities where Freddie Mac, Fannie Mae or Ginnie Mae guarantees payments of principal or interest on the certificates.

           Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

- 75% of our investments must have a "AA" or higher rating by S&P, an equivalent rating by a similar nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

- the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by a similar nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings. Securities with ratings of "BBB" or higher are commonly referred to as "investment grade" securities; and

- we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

           If we acquire mortgage-backed securities of lower credit quality, we may incur losses if there are defaults under those mortgage-backed securities or if the rating agencies downgrade the credit quality of those mortgage-backed securities.

We have not established a minimum dividend payment level

           We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year (subject to certain adjustments) is distributed. This will enable us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons described in this section. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time.

Because of competition, we may not be able to acquire mortgage-backed securities at favorable yields

           Our net income depends, in large part, on our ability to acquire mortgage-backed securities at favorable spreads over our borrowing costs. In acquiring mortgage-backed securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-backed securities, many of which have greater financial resources than us. As a result, in the future, we may not be able to acquire sufficient mortgage-backed securities at favorable spreads over our borrowing costs.

We are dependent on our key personnel

     We are dependent on the efforts of our key officers and employees, including Michael A. J. Farrell, Chairman of the Board of Directors, Chief Executive Officer, and President, Wellington J. Denahan, Vice Chairman and Chief Investment Officer, Kathryn F. Fagan, Chief Financial Officer and Treasurer, and Jennifer A. Stephens, Secretary and Investment Officer. The loss of any of their services could have an adverse effect on our operations. Although we have employment agreements with each of them, we cannot assure you they will remain employed with us.

Some of our directors, officers, and employees have ownership interests and manage assets for other clients that create potential conflicts of interest

           Some of our directors, officers, and employees have potential conflicts of interest with us. The material potential conflicts are as follows:

           Mr. Farrell, Ms. Denahan and other officers and employees are actively involved in managing mortgage-backed securities and other fixed income assets for institutional clients through Fixed Income Discount Advisory Company (or FIDAC). FIDAC is a registered investment adviser that on March 31, 2003 managed, assisted in managing or supervised approximately $13 billion in gross assets on a discretionary basis for a wide array of clients. The U.S. Dollar Floating Rate Fund (or Floating Rate Fund) is a fund managed by FIDAC. Mr. Farrell is a Director of the Floating Rate Fund. FIDAC may also manage other funds in the future. These officers will continue to perform services for FIDAC, the institutional clients, the Floating Rate Fund, and other funds managed by FIDAC, if applicable. Mr. Farrell, Ms. Denahan, Ms. Fagan, Ms. Stephens, and other of our officers and employees are the shareholders of FIDAC.

           These responsibilities may create conflicts of interest for these officers and employees if they are presented with corporate opportunities that may benefit us, the institutional clients, the Floating Rate Fund, and other funds managed by FIDAC, if applicable. Our officers allocate investments among us, the institutional clients, the Floating Rate Fund, and other funds managed by FIDAC, if applicable, by determining the entity or account for which the investment is most suitable. In making this determination, our officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity, and other factors that our officers determine appropriate.

           Our management allocates rent and other office expenses between our affiliates and us. These allocations may create conflicts of interest. Our management currently allocates rent and other expenses 90% to us and 10% to FIDAC. Our audit committee must approve any change in these allocation percentages. In addition, we may enter into agreements, such as technology sharing or research agreements, with our affiliates in the future. These agreements would present potential conflicts of interest. Our management will obtain prior approval of our audit committee prior to entering into any agreements with our affiliates.

We and our shareholders are subject to certain tax risks

-    Our failure to qualify as a REIT would have adverse tax consequences

           We believe that since 1997 we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 90% of our REIT taxable income (excluding capital gains). Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service (or IRS) might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult or impossible for us to remain qualified as a REIT.

           If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, the tax law would no longer require us to make distributions to our stockholders.

-    We have certain distribution requirements

           As a REIT, we must distribute 90% of our annual taxable income. The required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

-    We are also subject to other tax liabilities

           Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

Recent tax legislation could affect the value of our stock

           On May 28, 2003, President Bush signed the Jobs and Growth Tax Relief and Reconciliation Act of 2003 (the "Act"), which, among other things, reduces the rate at which individual stockholders are subject to tax on dividends paid by regular C corporations to a maximum rate of 15%. Generally, REITs are tax advantaged relative to C corporations because, unlike C corporations, REITs are allowed a deduction for dividends paid, which, in most cases, allows a REIT to avoid paying corporate level federal income tax on its earnings. The provisions of the Act reducing the rate at which individual stockholders pay tax on dividend income from C corporations may serve to mitigate this tax advantage and may cause individuals to view an investment in a C corporation as more attractive than an investment in a REIT. This may adversely affect the value of our common stock.

Loss of Investment Company Act exemption would adversely affect us

           We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as described in this prospectus.

           The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Our ownership of these mortgage-backed securities, therefore, is limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities, under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

Issuances of large amounts of our stock could cause our price to decline

           As of June 9, 2003, 94,025,503 shares of our common stock were outstanding. This prospectus may be used for the issuance of additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

We may change our policies without stockholder approval

           Our Board of Directors and management determine all of our policies, including our investment, financing and distribution policies. Although they have no current plans to do so, they may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

                                 USE OF PROCEEDS

           Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for the purchase of mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

           The following table sets forth our ratios of earnings to fixed charges for the periods shown:

                         ANNALY MORTGAGE MANAGEMENT INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                      For the              For the        For the        For the          For the
                            For the Quarter     Year Ended December      Year Ended      Year Ended     Year Ended      Year Ended
                            Ended March 31              31,             December 31,    December 31,   December 31,    December 31,
                                 2003                   2002                2001            2000           1999            1998
                          ---------------------------------------------------------------------------------------------------------

Ratio of earnings to
fixed charges                    2.15X                 2.14X                1.55X              1.18X            1.26X       1.20X


           The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense. To date, we have not issued any preferred stock.

                              DESCRIPTION OF STOCK

General

           Our authorized capital stock consists of 500 million shares of common stock, par value $.01 per share. Pursuant to our articles of incorporation, as amended, our Board of Directors has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock. As of June 9, 2003, we had 94,025,503 shares of common stock outstanding, not including 482,334 shares of common stock issuable upon the exercise of options granted pursuant to our Long-Term Incentive Plan.

Common Stock

           All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended.

-    Voting

           Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

           Our by-laws, as amended and restated, provide that annual meetings of our stockholders will be held each calendar year on the date determined by our President, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting. Our articles of incorporation, as amended, may be amended in accordance with Maryland law.

-    Dividends; Liquidation; Other Rights

           Common stockholders are entitled to receive dividends when declared by our Board of Directors out of legally available funds. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

-    Classification or Reclassification of Common Stock or Preferred Stock

           Our articles of incorporation, as amended, authorize our Board of Directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

Preferred Stock

           The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended, designating terms of a series of preferred stock. The preferred stock, when issued, will be validly issued, fully paid, and non-assessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

           The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

-    the title and stated value of the preferred stock;

-    the voting rights of the preferred stock, if applicable;

-    the preemptive rights of the preferred stock, if applicable;

-    the restrictions on alienability of the preferred stock, if applicable;

- the number of shares offered, the liquidation preference per share and the offering price of the shares;

- liability to further calls or assessment of the preferred stock, if applicable;

- the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

- the date from which dividends on the preferred stock will accumulate, if applicable;

-    the procedures for any auction and remarketing for the preferred stock;

-    the provision for a sinking fund, if any, for the preferred stock;

- the provision for and any restriction on redemption, if applicable, of the preferred stock;

- the provision for and any restriction on repurchase, if applicable, of the preferred stock;

-    any listing of the preferred stock on any securities exchange;

- the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

- the terms under which the rights of the preferred stock may be modified, if applicable;

- any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

- a discussion of certain material federal income tax considerations applicable to the preferred stock;

- the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

- any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

- any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as REIT.

Restrictions on Ownership and Transfer

           To ensure that we meet the requirements for qualification as a REIT, our articles of incorporation, as amended, prohibit anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of our capital stock in excess of 9.8% of the outstanding shares. For this purpose the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

           The constructive ownership provisions of Section 544 of the Code, generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., "reattribution"). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

           Any transfer of shares of capital stock that would cause us to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or
(b) result in the shares of capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in us being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to those shares. These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT.

           Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute "excess securities." Excess securities will be transferred by operation of law to a trust that we will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be a banking institution designated by us that is not affiliated with the purported transferee or us. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically cease to be excess securities.

           Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our articles of incorporation, as amended, shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

           All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

           Any person who acquires shares in violation of our articles of incorporation, as amended, or any person who is a purported transferee such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. In addition, every record owner of 5.0% or more (during any period in which the number of record stockholders is 2,000 or more) or 1.0% or more (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 1/2% or more (during any period in which the number of record stockholders is 200 or less) of the number or value of our outstanding shares must send us an annual written notice by January 30 stating the name and address of the record owner and the number of shares held and describing how the shares are held. Further, each stockholder is required to disclose to us in writing information with respect to the direct and constructive ownership of shares as the Board of Directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

           Our Board of Directors may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may, pursuant to our articles of incorporation, as amended, waive the 9.8% ownership limit for a purchaser of our stock. In connection with any such waiver, we may require that the stockholder requesting the waiver enter into an agreement with us providing that we may repurchase shares from the stockholder under certain circumstances to ensure compliance with the REIT provisions of the Code. The repurchase would be at fair market value as set forth in the agreement between us and the stockholder. The consideration received by the stockholder in the repurchase might be characterized as the receipt by the stockholder of a dividend from us, and any stockholder entering into an agreement with us should consult its tax advisor. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

           The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board of Directors, Vacancies and Removal of Directors

           Our by-laws, as amended and restated, provide for a staggered Board of Directors. Our by-laws, as amended and restated, provide for between three and fifteen directors divided into three classes, with terms of three years each. The number of directors in each class and the expiration of each class term is as follows:

                      Class I                          2 Directors                          Expires 2006
                      Class II                         2 Directors                          Expires 2004
                      Class III                        3 Directors                          Expires 2005

           At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified Board of Directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified Board of Directors could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

           Our by-laws, as amended and restated, provide that any vacancy on our Board of Directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexpired term of the director he or she is replacing. Our by-laws, as amended and restated, provide that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, but only by a vote taken at a stockholder meeting. These provisions preclude stockholders form removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Indemnification

           Our articles of incorporation, as amended, obligate us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Corporations and Associations Article of the Annotated Code of Maryland (or the Maryland General Corporation Law) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

           The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty or was committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation, as amended, provide for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Maryland Business Combination Act

           The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless the Board of Directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

- 80% of the votes entitled to be cast by holders of outstanding voting shares; and

- two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

           As permitted by the Maryland General Corporation Law, we have elected not to be governed by the Maryland business combination statute. We made this election by opting out of this statute in our articles of incorporation, as amended. If, however, we amend our articles of incorporation, as amended, to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisition Act

           Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

-          one-tenth or more but less than one-third of all voting power;

-          one-third or more but less than a majority of all voting power; or

-          a majority or more of all voting power.

           Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

           If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

           If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

-    the last control share acquisition; or

- the meeting where stockholders considered and did not approve voting rights of the control shares.

           If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Transfer Agent and Registrar

           Mellon Investor Services LLC, 44 Wall Street, 6th Floor, New York, New York 10005, is the transfer agent and registrar for our stock. Its telephone number is (800) 777-3694.

                        FEDERAL INCOME TAX CONSIDERATIONS

           Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our counsel, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our method of operating has enabled us, and will enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of McKee Nelson LLP is not binding on the Internal Revenue Service (or IRS) or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

- The following discusses the material United States federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our stock. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS. This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

-    a dealer or trader in securities;

-    a financial institution;

-    an insurance company;

- a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position; or

-    a stockholder whose functional currency is not the United States dollar.

           The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (or Code) and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

           The discussion set out below is intended only as a summary of the material United States federal income tax consequences of our treatment as a REIT and of an investment in our stock. Taxpayers and preparers of tax returns (including returns filed by any partnership or other arrangement) should be aware that under Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, we urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of United States tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

General

           We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ended on December 31, 1997, and we plan to continue to meet the requirements for qualification and taxation as a REIT. There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and you will be subject to tax in the same manner as a stockholder of a regular domestic corporation. In that event, we may be subject to a substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated. See "Failure to Qualify" below.

REIT Qualification Requirements

           The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

Stock Ownership Requirements

           We must meet the following stock ownership requirements:

     (1) our capital stock must be transferable;

     (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

     (3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

           Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. The requirements of items (2) and (3) above did not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our articles of incorporation, as amended, impose restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

Asset Requirements

           We generally must meet the following asset requirements at the close of each quarter of each taxable year:

(a) at least 75% of the value of our total assets must be "qualified REIT real estate assets" (described below), government securities, cash and cash items;

(b) no more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities);

(c) no more than 20 % of the value of our total assets may be securities of one or more Taxable REIT subsidiaries (described below); and

(d) except for securities in the 75% asset class, securities in a Taxable REIT subsidiary or "qualified REIT subsidiary," and certain partnership interests and debt obligations--

     (1) no more than 5% of the value of our total assets may be securities of any one issuer,

     (2) we may not hold securities that possess more than 10% percent of the total voting power of the outstanding securities of any one issuer, and

     (3) we may not hold securities that have a value of more than 10 percent of the total value of the outstanding securities of any one issuer. (Under a special transition provision , this restriction does not apply to securities held on July 12, 1999, provided the issuer of those securities does not engage in a substantially new line of business or acquire substantial new assets after that date, and provided we do not acquire additional securities in such issuer. We believe this special transition provision exempts our ownership of 33% of the equity of Annaly International Mortgage Management, Inc., as operated on July 12, 1999).

           "Qualified REIT real estate assets" means assets of the type described in section 856(c)(5)(B) of the Code, and generally include (among other assets) interests in mortgages on real property, and shares in other REITs. A "Taxable REIT subsidiary" is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a Taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. A Taxable REIT subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a Taxable REIT subsidiary and the parent REIT are at arm's length.

           If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

Gross Income Requirements

           We generally must meet the following gross income requirements for each taxable year:

     (a) at least 75% of our gross income must be derived from the real estate sources specified in section 856(c)(3) of the Code, including interest income and gain from the disposition of qualified REIT real estate assets, and "qualified temporary investment income" (generally, income we earn from investing new capital, provided we received that income within one year of acquiring such new capital); and

     (b) at least 95% of our gross income for each taxable year must be derived from sources of income specified in section 856(c)(2) of the Code, which includes the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to hedge debt incurred or to be incurred to acquire or to carry qualified REIT real estate assets) not held for sale in the ordinary course of business.

Distribution Requirements

           We generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize "Built in Gain" on disposition of any assets acquired from a C corporation in a transaction in which Built in Gain was not recognized (as the result of acquiring such asset in a carry-over basis transaction (as discussed below)), we would be required to distribute at least 90% of the Built in Gain recognized net of the tax we would pay on such gain. "Built in Gain" is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not hold any assets with "Built in Gain."

           We are not required to distribute our net capital gains. We may elect to retain and pay the federal income tax on them, in which case our stockholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

Failure to Qualify

           If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. It is not possible to state in what circumstances we would be entitled to any statutory relief.

           We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

Taxation of Annaly Mortgage Management

           In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

           Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

     - If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

     - We will be subject to a tax of 100% on net income derived from any "prohibited transaction" which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

     - If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

     -    If we fail to distribute during each calendar year at least the sum of
          (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

     - If we acquire a Built in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any Built in Gain at the highest corporate income tax rate.

     - We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

Taxation of U.S. Stockholders

     For purposes of this discussion, a "U.S. Stockholder" is a stockholder who is a U.S. Person. A "U.S. Person" is a person who is:

     -    a citizen or resident of the United States;

     - a corporation, partnership, or other entity classified as a corporation or partnership for federal income tax purposes created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or

     - a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

           Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate stockholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

           Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a net loss for the taxable year, you will not be permitted to deduct any share of that net loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. We do not expect to recognize excess inclusion income.

Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items should we have any such items.

           Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year generally are treated as if we had paid them, and you had received them, on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

           If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption Distribution Requirements).

           If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

     - we will not be allowed to designate any distributions as capital gain dividends;

     - distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

     -    the excess inclusion income rules will not apply to the stockholders;
          and

     -    you will not receive any share of our tax preference items.

           In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding

           For each calendar year, we will report to our U.S. stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

     - are a corporation or come within another exempt category and demonstrate this fact when required; or

     - provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

           A U.S. stockholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

           Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS.

Taxation of Tax-Exempt Entities

           The discussion under this heading only applies to you if you are a tax-exempt entity.

           Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

     -    you have not incurred indebtedness to purchase or hold our stock;

     - you do not otherwise use our stock in trade or business unrelated to your exempt purpose; and

     - we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

           If we were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

           In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our interests at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a "pension-held REIT" if
(1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, as amended, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

           If you qualify for exemption under sections 501(c)(7), (c)(9),
(c)(17), and (c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

United States Federal Income Tax Considerations Applicable to Foreign
Stockholders

     The discussion under this heading only applies to you if you are not a U.S. person (hereafter, "foreign stockholder").

           This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Distributions

           Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject, to the extent of our earnings and profits, to federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI.

           Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

           Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

     - your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

     - you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year, and other requirements are met.

           Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to hold assets that would be treated as United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to investment in our stock.

Gain on Disposition

           You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

     - the gain is effectively connected with your conduct of a trade or business within the United States;

     - you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

     -    you are subject to tax under the FIRPTA rules discussed below.

           Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal income tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively-connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

           Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically-controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically-controlled REIT, although no assurances can be provided because our shares are publicly-traded.

Information Reporting and Backup Withholding Tax

           The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign stockholder may satisfy this requirement by using an appropriately prepared Form W-8 BEN.

Federal Estate Taxes

           In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States Federal estate tax purposes, unless an applicable treaty provides otherwise.

State and Local Taxes

           We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                              PLAN OF DISTRIBUTION

           We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby may from time to time include UBS Warburg LLC. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

           Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

           Shares may also be sold in one or more of the following transactions:
(a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

           Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

           Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

           In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

           The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

           The common stock is listed on the New York Stock Exchange under the symbol "NLY." The preferred stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

           Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees. We have a secured repurchase credit facility with UBS Warburg LLC.

                                     EXPERTS

           The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

           The validity of the securities offered hereby is being passed upon for us by McKee Nelson LLP. The opinion of counsel described under the heading "Federal Income Tax Considerations" is being rendered by McKee Nelson LLP. This opinion is subject to various assumptions and is based on current tax law.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. This material can also be obtained from the SEC's worldwide web site at http://www.sec.gov. Our outstanding common stock is listed on the New York Stock Exchange under the symbol "NLY," and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

           We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-13447) under the Securities Exchange Act of 1934 (or Exchange Act), and these documents are incorporated herein by reference:

     - Our Annual Report on Form 10-K for the year ended December 31, 2002 as filed on March 26, 2003;

     -    Our Definitive Proxy Statement filed March 31, 2003;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 as filed on May 13, 2003;

     -    Our Current Report on Form 8-K filed on April 4, 2003;

     -    Our Current Report on Form 8-K filed on April 29, 2003; and

     - The description of our common stock included in our registration statement on Form 8-A, as amended.

           Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

           Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

           You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Investor Relations, at Annaly Mortgage Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, telephone number
(212) 696-0100.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

           The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

           Registration fee........................................................           $  60,675
           Legal fees and expenses (including Blue Sky fees).......................           $  30,000
           Accounting fees and expenses............................................          $    5,000
           Printing................................................................          $    5,000
           Miscellaneous...........................................................         $       325
                Total..............................................................            $101,000


Item 15.  Indemnification of Directors and Officers.

           Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (or Maryland General Corporation Law) provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation's charter, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

           Our articles of incorporation, as amended, provide that our directors and officers will, and our agents in the discretion of our Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

           The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation, as amended, contain a provision providing for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

           We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 16.  Exhibits.

Exhibit         Exhibit Description
Number

     3.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

     3.2 Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

     3.3 Articles of Amendment of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration Statement 333-74618) filed with the SEC on June 12, 2002).

     3.4 By-laws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

     4.1  Specimen Common Stock Certificate (incorporated by reference to
          Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on September 17, 1997).

     4.2  Specimen Preferred Stock Certificate (incorporated by reference to
          Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (Registration Statement No. 333-74618) filed with the SEC on December 5, 2001).

     5.1  Opinion of McKee Nelson LLP (including consent of such firm).

     8.1  Tax Opinion of McKee Nelson LLP (including consent of such firm).

     12.1 Statements re: Computation of Ratios.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of McKee Nelson LLP (included in Exhibits 5.1 and 8.1).

     24.1 Power of Attorney (included on the signature page of the Registration Statement).

Item 17.  Undertakings.

           (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (d) The undersigned Registrant hereby undertakes that:

                               (1) For purposes of determining any liability
                     under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                               (2) For the purpose of determining any liability
                     under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 9, 2003.

                         ANNALY MORTGAGE MANAGEMENT, INC.


                          By: /s/ Michael A.J. Farrell
                              ----------------------------------
                              Michael A.J. Farrell
                              Chairman of the Board of Directors,
                              Chief Executive Officer and President

           Each person whose signature appears below hereby authorizes Michael A.J. Farrell and Wellington J. Denahan, and each of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



                  Signatures                        Title                                                       Date
/s/ Kevin P. Brady                              Director                                                    June 9, 2003
-------------------------------------
Kevin P. Brady
/s/ Spencer I. Browne                           Director                                                    June 9, 2003
-----------------------------------
Spencer I. Browne

/s/ Kathryn F. Fagan                            Chief Financial Officer and                                 June 9, 2003
-----------------------------------
Kathryn F. Fagan                                Treasurer (principal financial
                                                and accounting officer)
/s/ Michael A.J. Farrell                        Chairman of the Board of Directors, Chief                   June 9, 2003
------------------------------------
Michael A.J. Farrell                            Executive Officer, President and Director
                                                (principal executive officer)
/s/ Jonathan D. Green                           Director                                                    June 9, 2003
-----------------------------------
Jonathan D. Green







/s/ John A. Lambiase                            Director                                                    June 9, 2003
-----------------------------------
John A. Lambiase

/s/ Donnell A. Segalas                          Director                                                    June 9, 2003
-----------------------------------
Donnell A. Segalas

/s/ Wellington J. Denahan                       Vice Chairman of the Board of Directors and                 June 9, 2003
---------------------------------
Wellington J. Denahan                           Director

                                  EXHIBIT INDEX

Exhibit         Exhibit Description
Number

     3.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

     3.2 Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

     3.3 Articles of Amendment of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration Statement 333-74618) filed with the SEC on June 12, 2002).

     3.4 By-laws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

     4.1  Specimen Common Stock Certificate (incorporated by reference to
          Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on September 17, 1997).

     4.2  Specimen Preferred Stock Certificate (incorporated by reference to
          Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (Registration Statement No. 333-74618) filed with the SEC on December 5, 2001).

     5.1  Opinion of McKee Nelson LLP (including consent of such firm).

     8.1  Tax Opinion of McKee Nelson LLP (including consent of such firm).

     12.1 Statements re: Computation of Ratios.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of McKee Nelson LLP (included in Exhibits 5.1 and 8.1).

     24.1 Power of Attorney (included on the signature page of the Registration Statement).

                                                                    Exhibit 5.1

                        [LETTERHEAD OF MCKEE NELSON LLP]


                                June 10, 2003

Annaly Mortgage Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

Ladies and Gentlemen:

           This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by Annaly Mortgage Management, Inc., a Maryland corporation (the "Company"), of shares of its common stock, par value $0.01 per share, or shares of its preferred stock, par value $0.01 per share (collectively, the "Shares").

           In connection with rendering this opinion, we have examined the Company's Amended and Restated Articles of Incorporation, as amended to date, bylaws, as amended and restated to date, records of the Company's corporate proceedings, the Registration Statement, and such other certificates, records, and documents as considered necessary for the purposes of this opinion.

           We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any of the jurisdictions other than the federal laws of the United States of America and the State of Maryland.

           Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the Registration Statement will be validly issued, fully paid, and non-assessable.

           This opinion is being furnished to you for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus or any supplement thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                                 Very truly yours,

                                                 /s/ McKee Nelson LLP

                                                                    Exhibit 8.1


                        [LETTERHEAD OF MCKEE NELSON LLP]


                                June 10, 2003


Annaly Mortgage Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

           Re: Registration Statement on Form S-3 (Filed June 10, 2003)

Ladies and Gentlemen:

           Annaly Mortgage Management, Inc., a Maryland corporation (the "Company"), has requested our opinion concerning certain tax matters in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended through the date hereof. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Registration Statement.

           This opinion is based, in part, upon various assumptions and factual representations set forth in the Registration Statement and in a letter delivered to us by the Company today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations, and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

           In addition, as counsel to the Company, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records, and other documents that we have deemed appropriate for purposes of rendering our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") or other sites on the internet, and the authenticity of the originals of such latter documents.

Annaly Mortgage Management, Inc.
June 10, 2003
Page 2


           Based on the foregoing, we are of the opinion that, commencing with the Company's taxable year ended December 31, 1997, the Company has been and will continue to be organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Code and its method of operating has enabled the Company, and its proposed method of operating going forward will enable the Company, to meet the requirements for qualification and taxation as a REIT.

           The Company's qualification as a REIT will depend on the Company's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for REIT qualification. We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

           This opinion is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption "Federal Income Tax Considerations" in the prospectus or any supplement thereto.

                                            Very truly yours,

                                            /s/ McKee Nelson LLP

                                                                   Exhibit 12.1


     The following table sets forth the calculation of the Company's ratio of earnings to fixed charges for the periods shown.

                         ANNALY MORTGAGE MANAGEMENT INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                               For the Quarter    For the Year  For the Year
                                                     Ended       Ended        For the Year       For the Year     For the Year Ended
                                Ended March 31,   December 31,  December 31, Ended December     Ended December       December 31,
                                                                                31,                 31,
                                     2003                2002      2001        2000               1999                1998

Net income                           50,755              219,507     92,278    16,587             18,139               15,489

Add: interest expense                44,048              191,758    168,055    92,902             69,846               75,735

Earnings as adjusted                 94,803              411,265    260,333   109,489             87,985               91,224

Fixed charges (interest expense)
                                     44,048              191,758    168,055    92,902             69,846               75,735

Ratio of earnings to fixed
charges                               2.15X                2.14X      1.55X     1.18X              1.26X                1.20X


                                                                   Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement (No. 333-________) of Annaly Mortgage Management, Inc. on Form S-3 of our report dated February 26, 2003, appearing in the Annual Report on Form 10-K of Annaly Mortgage Management, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement (No. 333-________).


/s/ Deloitte & Touche LLP
June 10, 2003